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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.   )*


                             Life Technologies, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    532177201
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                                 (CUSIP Number)

                                  October, 1986
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             (Date of Event which Requires Filing of this Statement)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purchase of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.   532177201                                               page 2 of 4

                                       13G
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1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Dexter Corporation
         06-0321410
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) ___
                                                                        (b) ___

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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Connecticut
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                           5     SOLE VOTING POWER
NUMBER OF
SHARES                           12,246,664
BENEFICIALLY               -----------------------------------------------------
OWNED BY                   6     SHARED VOTING POWER
EACH
REPORTING                        0
PERSON
WITH:                      -----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 12,246,664
                           ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                  12,246,664
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   52.5%
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12    TYPE OF REPORTING PERSON*

                                   CO
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CUSIP NO.   532177201                                               page 3 of 4

                                       13G
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ITEM 1.  ISSUER
                  (a)      Life Technologies, Inc.
                  (b)      9800 Medical Center Drive
                           Rockville, MD 20850-6482

ITEM 2.  PERSON FILING
                  (a)      The Dexter Corporation
                  (b)      One Elm Street
                           Windsor Locks, CT 06096
                  (c)      Connecticut corporation
                  (d)      Common Stock
                  (e)      Cusip No. 532177201

ITEM 3.  Not Applicable.

ITEM 4.  OWNERSHIP
                  (a)          12,246,664
                  (b)          52.5%
                  (c)(i)       12,246,664
                     (ii)      0
                     (iii)     12,246,664
                     (iv)      0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

                  Not Applicable.

ITEM 10. CERTIFICATIONS

                  Not Applicable.
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CUSIP NO.   532177201                                               page 4 of 4

                                       13G
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                                    SIGNATURE

         After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 April 21, 1998
                                -----------------
                                      Date

                               /s/ Bruce H. Beatt
                           --------------------------
                                    Signature

          Bruce H. Beatt, Vice President, General Counsel and Secretary
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                                   Name/Title